Exhibit 4.9

NEWPARK RESOURCES, INC.

RESTRICTED STOCK UNIT AGREEMENT

1.         Grant of Restricted Stock Unit.

(a)     Subject to the conditions described in this agreement (the “Award Agreement”) and in the Newpark Resources, Inc. 2015 Employee Equity Incentive Plan, as may be amended from time to time (the “Plan”), Newpark Resources, Inc., a Delaware corporation (the “Company”), hereby grants to                                            (“Participant”)                                            Restricted Stock Units. This Award of Restricted Stock Units shall be effective as of the date (the “Date of Grant”) of approval by the Compensation Committee. The Date of Grant is                                           . All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

(b)     The Company shall establish and maintain a Restricted Stock Unit account for the Participant, and such account shall be credited for the number of Restricted Stock Units granted to the Participant. The Restricted Stock Unit account shall be credited for any securities or other property (including cash dividends) declared and distributed during the Restriction Period with respect to one Share of Common Stock for each Restricted Stock Unit that has not otherwise been paid or forfeited (“Notional Dividends”). Any such property shall be subject to the same restrictions and vesting requirements as the Restricted Stock Units to which they relate and references herein to a Restricted Stock Unit shall mean and include all Notional Dividends with respect to such Restricted Stock Unit.

2.         Vesting.

(a)      Vesting due to Satisfaction of Performance Criteria. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, the number of Restricted Stock Units that shall vest on the Performance Vesting Date shall equal the Total Restricted Stock Units multiplied by the TSR Vesting Percentage. Restricted Stock Units that do not vest in accordance with this Section 2 shall be forfeited.

(b)     Vesting upon Change in Control.

(i)     Notwithstanding the foregoing, in the event of a Change in Control:

(A)     If a Change in Control occurs on or after the last day of the Performance Period (determined without regard to Section 2(b)(i)(B)) and before the Performance Certification Date, the Performance Vesting Date shall be the date of the Change in Control.

(B)     If a Change in Control occurs before the last day of the Performance Period (determined without regard to this Section 2(b)(i)(B)),

(I)     The Performance Period shall be deemed to end on the date of the Change in Control,

(II)     The Performance Vesting Date shall be the date of the Change in Control,

(III)     The Target Restricted Stock Units shall vest, and

(IV)     All Restricted Stock Units in excess of the Target Restricted Stock Units shall be forfeited.

(ii)     For purposes of this Award Agreement, “Change in Control” shall have the meaning set forth in the Plan unless the Participant has entered into a change of control letter agreement with the Company (a “Change in Control Agreement”), in which event the term shall have the meaning set forth in the Change in Control Agreement. To the extent there is any conflict between the definition in the Change in Control Agreement and the definition in the Plan, the definition in the Change in Control Agreement shall control. Upon the occurrence of a Change in Control or Potential Change in Control (as defined in the Change in Control Agreement), the provisions of the Change in Control Agreement pertaining to the acceleration of vesting of any Awards, including the Award evidenced by this Award Agreement, shall control.

(iii)     In the case any item of income under the Award subject to this Award Agreement to which the definition of “Change in Control” under the Plan or Change in Control Agreement, as appropriate, would otherwise apply with the effect that the income tax under Section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change in Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change in Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change in Control” under the Plan or Change in Control Agreement, as appropriate, and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

3.       Payment. Payment of the vested Restricted Stock Units, excluding any Notional Dividends, shall be made in Shares of Common Stock. The Compensation Committee shall cause a stock certificate to be delivered to Participant with respect to such Shares free of all restrictions hereunder, except for applicable federal securities laws restrictions. Notional Dividends credited to the Restricted Stock Unit account with respect to Restricted Stock Units that vest shall be paid in-kind, or, in the discretion of the Compensation Committee, in cash. All payments hereunder shall be made on the Performance Vesting Date of the Restricted Stock Units. Pending the payment or delivery of amounts, Shares or other property hereunder, the Company’s obligation hereunder shall constitute an unfunded, unsecured general obligation of the Company.

4.       Forfeiture. In the event of the termination of the Participant’s employment during the Restriction Period by either the Company or by Participant for any reason whatsoever, including, without limitation, as a result of the Participant’s death or Disability, any unvested Restricted Stock Units held by Participant at that time shall immediately be forfeited; provided, however, that if the Participant is a party to a Change in Control Agreement and the Participant’s employment is terminated under circumstances covered by such Change in Control Agreement, the provisions of the Change in Control Agreement shall control.

5.       Restrictions on Transfer. Neither this Award, this Award Agreement nor the Restricted Stock Units may be assigned, pledged, sold or otherwise transferred or encumbered by the Participant; provided, however, that the designation of a beneficiary pursuant to the Plan shall not constitute an assignment, alienation, pledge, sale, transfer or encumbrance. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units, regardless of by whom initiated or attempted, shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock Units is effected by operation of law, court order or otherwise, the affected Restricted Stock Units shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of the Plan and this Award Agreement. In the case of Participant’s death or Disability, Participant’s vested rights (if any) under this Award Agreement may be exercised and enforced by Participant’s guardian or legal representative.

6.       Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock underlying the Restricted Stock Units or the rights of such Common Stock; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.       Changes in Capitalization. In the event that at any time after the Date of Grant the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, spin-off, recapitalization, reorganization, liquidation, dissolution or other similar corporate change, or any other increase, decrease or change in the Common Stock without receipt or payment of consideration by the Company including stock split, stock dividend, combination of shares or the like, the aggregate number of Restricted Stock Units which have not vested under this Award Agreement, subject to any required action by the stockholders of the Company, shall automatically be proportionately adjusted.

8.       Certain Restrictions. By executing this Award Agreement, Participant acknowledges that he will make or enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan. The Company may from time to time impose such conditions on the transfer of the Shares issuable upon vesting of the Restricted Stock Units as it deems necessary or advisable to ensure that any transfers of such Shares will satisfy the applicable requirements of federal and state securities laws. Such conditions may include, without limitation, the partial or complete suspension of the right to transfer such Shares until the Shares have been registered under the Securities Act.

9.       Amendment and Termination. This Award Agreement may not be terminated by the Board of Directors or the Compensation Committee at any time without the written consent of Participant. No amendment or termination of the Plan will adversely affect the rights and privileges of Participant under the Award Agreement or to the Restricted Stock Units granted hereunder without the consent of Participant.

10.      No Guarantee of Employment. Neither this Award Agreement nor the award of Restricted Stock Units evidenced hereby shall confer upon Participant any right with respect to continuance of employment with the Company nor shall it interfere in any way with the right the Company would otherwise have to terminate such Participant’s employment at any time.

11.      Taxes and Withholdings.

(a)     Tax Consequences. The granting, vesting and/or payments of all or any portion of the Restricted Stock Units, including any Notional Dividends, may trigger tax liability. Participant agrees that he shall be solely responsible for all tax liability arising from the Restricted Stock Units, including the Notional Dividends. Participant is encouraged to contact his personal tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock Units.

(b)     Withholding. Participant shall be liable for any and all taxes, including withholding taxes, arising from the Restricted Stock Units and/or any Notional Dividends. Participant understands and acknowledges that the Company will not deliver the Shares or make any other payment hereunder until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, to Participant in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section 11 and to satisfy any tax withholding obligations pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any such action.

12.     No Guarantee of Tax Consequences. The Company, Board of Directors and Compensation Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant. The Participant shall be solely responsible for and liable for any and all tax consequences (including but not limited to any interest or penalties) as a result of participation in the Plan.

13.     Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board of Directors or the Compensation Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board of Directors or the Compensation Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

14.     Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. The terms of the Plan, as amended from time to time and interpreted and applied by the Compensation Committee, shall govern and take precedence in the event of any conflict with the terms of this Award Agreement. Notwithstanding the foregoing, if the Participant is a party to a Change in Control Agreement, in the event of any conflict between the terms of this Award Agreement and the Plan, on the one hand, and the terms and provisions of such Change in Control Agreement, on the other hand, the terms of the Change in Control Agreement shall control.

15.     Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

16.     Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

17.     Clawback Policy. Notwithstanding any provisions in the Plan or this Award Agreement to the contrary, this Award Agreement, the Restricted Stock Units subject to this Award Agreement and any Shares of Common Stock issuable (and Notional Dividends accrued thereon) pursuant to this Award Agreement shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder.

18.     Section 409A. It is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If, at the time of Participant’s separation from service (within the meaning of Section 409A of the Code), (i) Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date pursuant to this Award Agreement but shall instead pay it without interest, on the first business day after such six-month period, or if earlier, upon the Participant’s death. The Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code.

19.     Data Authorization. Pursuant to applicable data protection laws, Participant’s personal data will be collected and used as necessary for the Company’s administration of the Plan and Participant’s participation in the Plan. Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect Participant’s participation in the Plan. As such, Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company’s administration of the Plan, the Company and its Subsidiaries may hold certain personal information about Participant including Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Participant’s favor. This information is held for the purpose of managing and administering the Plan (“Data”). The Data may be provided by Participant or collected, where lawful, from third parties, and the Company or its subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the Plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in Participant’s country of residence (and country of employment, if different). The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Participant’s participation in the Plan.

The Company and its Subsidiaries may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. Participant hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Participant’s participation in the Plan. This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of Common Stock on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares of Common Stock acquired pursuant to the Plan.

Participant may, at any time, exercise Participant’s rights provided under applicable personal data protection laws. These rights may include (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage of the Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the impletion, administration and/or operation of the Plan and Participant’s participation in the Plan, and (v) withdraw Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, Participant’s Award will be null and void). Participant may seek to exercise these rights by contacting the Participant’s local Human Resources manager or the Company’s Human Resources Department.

20.       Definitions. The following terms shall have the meanings set forth below:

(a)     “Company TSR Percentile” means the percentile of the Company’s TSR relative to the TSRs of the other members of the Peer Group.

(b)     “Ending Share Price” means the average closing price of one share of common stock of the relevant Peer Group member over the 30-day period ending on the last day of the Performance Period.

(c)     “Maximum TSR Percentile” means the seventy-fifth (75th) percentile.

(d)     “Peer Group” means the Company and the following entities to the extent such entities or their successors are in existence and have publicly traded common stock as of the last day of the Performance Period, as may be adjusted by the Compensation Committee to account for extraordinary events, such as mergers, acquisitions, divestitures or bankruptcies, affecting the Company or such other entities.

Basic Energy Services, Inc.

C&J Energy Services, Inc.

CARBO Ceramics Inc.

Core Laboratories N.V.

Dresser-Rand Group Inc.

Dril-Quip, Inc.

Flotek Industries, Inc.

Helix Energy Solutions Group, Inc.

Key Energy Services, Inc.

Matrix Service Company

Oil States International, Inc.

Parker Drilling Company

Pioneer Energy Services Corp

RPC, Inc.

Superior Energy Services, Inc.

Tesco Corporation

TETRA Technologies, Inc.

Willbros Group, Inc.,

(e)     “Performance Certification Date” means the date as of which the Compensation Committee makes its written certifications of the TSR Vesting Percentage and its determination of whether and the extent to which the applicable Performance Requirements have been met in accordance with Paragraph 2(a) of the Award Agreement.

(f)     “Performance Period” means the period beginning May 3, 2015 and ending on the earlier of May 31, 2018, and the date of a Change in Control.

(g)     “Performance Requirement” means the condition(s) that must necessarily be attained for the vesting of Restricted Stock Units.

(h)     “Performance Vesting Date” means, if a Change in Control occurs before the last day of the Performance Period (determined without regard to the Change in Control), the date of the Change in Control, and in all other cases, the later of the last day of the Performance Period and the Performance Certification Date.

(i)     “Restriction Period” means the period beginning on the Date of Grant and ending on the Performance Vesting Date.

(j)     “Starting Share Price” means the average closing price of one share of common stock of the relevant Peer Group member over the 30-day period beginning on the first day of the Performance Period.

(k)     “Target Restricted Stock Units” means the Restricted Stock Units that vest if the Company TSR Percentile equals the Target TSR Percentile.

(l)     “Target TSR Percentile” means the fiftieth (50th) percentile.

(m)     “Threshold TSR Percentile” means the twenty-fifth (25th) percentile.

(n)     “Total Restricted Stock Units” means the number of Restricted Stock Units granted pursuant to Section 1(a).

(o)     “TSR” or “Total Shareholder Return” means, for each member of the Peer Group, the increase (or decrease) in value of one share of common stock of such member over the Performance Period, measured by the sum of (i) the cumulative amount of dividends on one share of common stock of such member for the Performance Period and (ii) the difference between the Ending Share Price and the Starting Share Price, where such sum is then divided by the Starting Share Price.

(p)     “TSR Vesting Percentage” means:

(i)     If the Company TSR Percentile is less than the Threshold TSR Percentile, zero percent (0%).

(ii)     If the Company TSR Percentile is at least equal to the Threshold TSR Percentile, but less than the Target TSR Percentile, the sum of (A) twenty percent (20%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Threshold TSR Percentile by 1.8667%.

(iii)     If the Company TSR Percentile is at least equal to the Target TSR Percentile, but less than the Maximum TSR Percentile, the sum of (A) sixty-six and two-thirds percent (66 2/3%) and (B) the percentage derived by multiplying the excess, if any, of the Company TSR Percentile over the Target TSR Percentile by 1.3333%.

(iv)     If the Company TSR Percentile is at least equal to the Maximum TSR Percentile, one hundred percent (100%).

In no event may the TSR Vesting Percentage be more than one hundred percent (100%).